EXHIBIT 11

                           VYTA CORP AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)

                                Three Months Ended       Six Months Ended
                                 December 31, 2005         December 31,
                             -----------------------  -----------------------
                                2005         2004        2005         2004
                             -----------  ----------  -----------  ----------
Net loss                     $ (345,674)   (217,568)  (1,033,254)   (423,862)
                             ===========  ==========  ===========  ==========

Weighted average number of
  common shares outstanding   6,855,418   4,548,386    6,327,884   4,525,670

Common equivalent shares
  representing shares
  issuable upon exercise of
  outstanding options and
  warrants                            -           -            -           -
                             -----------  ----------  -----------  ----------

                              6,855,418   4,534,386    6,327,884   4,525,670
                             ===========  ==========  ===========  ==========

Net loss per share,
  basic and diluted          $    (0.05)      (0.05)       (0.16)      (0.09)
                             ===========  ==========  ===========  ==========


Stock options and warrants are not considered in the calculations for those periods with net losses as the impact of the potential common shares (1,926,877 shares at December 31, 2005 and 3,809,094 shares at December 31, 2004) would be to decrease net loss per share.